Exhibit 99.1

THE HOME DEPOT ANNOUNCES SECOND QUARTER RESULTS;
RAISES FISCAL YEAR 2013 GUIDANCE

ATLANTA, August 20, 2013 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $22.5 billion for the second quarter of fiscal 2013. On a like for like basis, comparable store sales for the second quarter of fiscal 2013 were positive 10.7 percent, and comp sales for U.S. stores were positive 11.4 percent. Total sales increased 9.5 percent from the second quarter of fiscal 2012. Due to the 14th week in the fourth quarter of fiscal 2012, second quarter sales were impacted by a calendar timing change that resulted in one less week of spring sales in the second quarter when compared to the same period of fiscal 2012. This shift reduced total sales growth by approximately $249 million or 120 basis points.

Net earnings for the second quarter were $1.8 billion, or $1.24 per diluted share, compared with net earnings of $1.5 billion, or $1.01 per diluted share, in the same period of fiscal 2012. For the second quarter of fiscal 2013, diluted earnings per share increased 22.8 percent from the same period in the prior year.

“The second quarter results exceeded our expectations as our business benefited from a rebound in our seasonal categories, continued strength in the core of the store and the recovering housing market in the U.S.,” said Frank Blake, chairman & CEO. “Our associates did an outstanding job of responding to the strong increased demand. I would like to thank them for their hard work and dedication.”

Updated Fiscal 2013 Guidance

Based on its year-to-date performance and outlook for the balance of the year, the Company raised its fiscal 2013 sales guidance and now expects sales to be up approximately 4.5 percent with comparable store sales up approximately 6.0 percent for the year. The Company raised its fiscal 2013 diluted earnings-per-share guidance and now expects diluted earnings per share to be up approximately 20 percent to $3.60 for the year. The Company's fiscal 2013 sales and earnings-per-share guidance is based on a 52-week year compared to fiscal 2012, a 53-week year.

This earnings-per-share guidance includes the benefit of the Company's year-to-date share repurchases totaling $4.3 billion and the Company's intent to repurchase $2.2 billion of additional shares over the remainder of the year.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the second quarter, the Company operated a total of 2,258 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.
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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, state of the economy, state of the residential construction, housing and home improvement markets, state of the credit markets, including mortgages, home equity loans and consumer credit, inventory and in-stock positions, commodity price inflation and deflation, implementation of store and supply chain initiatives, continuation of share repurchase programs, net earnings performance, earnings per share, capital allocation and expenditures, liquidity, return on invested capital, management of relationships with our suppliers and vendors, stock-based compensation expense, the effect of accounting charges, the effect of adopting certain accounting standards, the ability to issue debt on terms and at rates acceptable to us, store openings and closures, expense leverage, guidance for fiscal 2013 and beyond and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties - many of which are beyond our control or are currently unknown to us - as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 3, 2013 and in our subsequent Quarterly Reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 4, 2013 AND JULY 29, 2012
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended			Six Months Ended
	August 4, 2013	July 29, 2012	% Increase (Decrease)	August 4, 2013	July 29, 2012	% Increase (Decrease)
NET SALES	$22,522	$20,570	9.5%	$41,646	$38,378	8.5%
Cost of Sales	14,801	13,544	9.3	27,246	25,169	8.3
GROSS PROFIT	7,721	7,026	9.9	14,400	13,209	9.0
Operating Expenses:
Selling, General and Administrative	4,294	4,066	5.6	8,477	8,152	4.0
Depreciation and Amortization	409	391	4.6	811	774	4.8
Total Operating Expenses	4,703	4,457	5.5	9,288	8,926	4.1
OPERATING INCOME	3,018	2,569	17.5	5,112	4,283	19.4
Interest and Other (Income) Expense:
Interest and Investment Income	(2)	(4)	(50.0)	(5)	(9)	(44.4)
Interest Expense	174	155	12.3	338	311	8.7
Other	—	—	—	—	(67)	(100.0)
Interest and Other, net	172	151	13.9	333	235	41.7
EARNINGS BEFORE PROVISION FOR INCOME TAXES	2,846	2,418	17.7	4,779	4,048	18.1
Provision for Income Taxes	1,051	886	18.6	1,758	1,481	18.7

NET EARNINGS	$1,795	$1,532	17.2%	$3,021	$2,567	17.7%

Weighted Average Common Shares	1,434	1,501	(4.5)%	1,452	1,513	(4.0)%
BASIC EARNINGS PER SHARE	$1.25	$1.02	22.5	$2.08	$1.70	22.4

Diluted Weighted Average Common Shares	1,443	1,512	(4.6)%	1,462	1,525	(4.1)%
DILUTED EARNINGS PER SHARE	$1.24	$1.01	22.8	$2.07	$1.68	23.2

	Three Months Ended			Six Months Ended
SELECTED HIGHLIGHTS	August 4, 2013	July 29, 2012	% Increase (Decrease)	August 4, 2013	July 29, 2012	% Increase (Decrease)
Number of Customer Transactions	393.2	374.9	4.9%	730.3	703.9	3.8%
Average Ticket (actual)	$57.39	$55.02	4.3	$57.32	$54.78	4.6
Weighted Average Weekly Sales per Operating Store (in thousands)	$768	$704	9.1	$713	$658	8.4
Square Footage at End of Period	235	236	(0.4)	235	236	(0.4)
Capital Expenditures	$321	$323	(0.6)	$599	$551	8.7
Depreciation and Amortization (1)	$442	$423	4.5%	$877	$833	5.3%
 —————

(1)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF AUGUST 4, 2013, JULY 29, 2012 AND FEBRUARY 3, 2013
(Unaudited)
(Amounts in Millions)

	August 4, 2013	July 29, 2012	February 3, 2013
ASSETS
Cash and Cash Equivalents	$3,419	$2,810	$2,494
Receivables, net	1,542	1,505	1,395
Merchandise Inventories	11,086	10,910	10,710
Other Current Assets	848	1,006	773
Total Current Assets	16,895	16,231	15,372
Property and Equipment, net	23,650	24,154	24,069
Goodwill	1,170	1,157	1,170
Other Assets	477	441	473
TOTAL ASSETS	$42,192	$41,983	$41,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	$6,585	$6,137	$5,376
Accrued Salaries and Related Expenses	1,423	1,370	1,414
Current Installments of Long-Term Debt	1,308	34	1,321
Other Current Liabilities	3,679	3,693	3,351
Total Current Liabilities	12,995	11,234	11,462
Long-Term Debt, excluding current installments	11,450	10,771	9,475
Other Long-Term Liabilities	2,269	2,344	2,370
Total Liabilities	26,714	24,349	23,307
Total Stockholders' Equity	15,478	17,634	17,777
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$42,192	$41,983	$41,084

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED AUGUST 4, 2013 AND JULY 29, 2012
(Unaudited)
(Amounts in Millions)

	Six Months Ended
	August 4, 2013	July 29, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$3,021	$2,567
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	877	833
Stock-Based Compensation Expense	116	107
Changes in Working Capital and Other	704	754
Net Cash Provided by Operating Activities	4,718	4,261
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(599)	(551)
Payments for Businesses Acquired, net	(13)	(45)
Proceeds from Sales of Property and Equipment	16	15
Net Cash Used in Investing Activities	(596)	(581)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Long-Term Borrowings, net of discount	1,994	—
Repayments of Long-Term Debt	(17)	(16)
Repurchases of Common Stock	(4,346)	(2,630)
Proceeds from Sales of Common Stock	150	553
Cash Dividends Paid to Stockholders	(1,143)	(880)
Other	154	122
Net Cash Used in Financing Activities	(3,208)	(2,851)
Change in Cash and Cash Equivalents	914	829
Effect of Exchange Rate Changes on Cash and Cash Equivalents	11	(6)
Cash and Cash Equivalents at the Beginning of the Period	2,494	1,987
Cash and Cash Equivalents at the End of the Period	$3,419	$2,810